tegal	News Release
Tegal Corporation 2201 S. McDowell Blvd., Petaluma, CA 94954 [T] (707) 763-5600 [F] (707) 765-9311 www.tegal.com

TEGAL BOARD SETS REVERSE STOCK SPLIT RATIO OF ONE-FOR-TWELVE

Stockholders Approve All Proposals at Annual Meeting

Petaluma, Calif., July 24, 2006 — Tegal Corporation (Nasdaq: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced that its Board of Directors had set a one-for-twelve exchange ratio for a reverse split of the Company’s common stock. In addition, the Tegal Board determined that documents effecting the change would be filed immediately. Today’s announcement follows an affirmative vote of over 88% for a reverse split by Tegal stockholders at the Company’s annual meeting held on Friday, July 21, 2006. The reverse stock split will take effect before trading begins on Tuesday, July 25, 2006, at which time the symbol will change to TGALD. The symbol will return to the normal TGAL at the open of the market on August 22, 2006.

The purpose of the reverse split is to increase the per-share market price of the common stock in order to regain compliance with The Nasdaq Capital Market’s minimum bid price requirement, as well as to encourage investor interest in the Company and to promote greater liquidity for the stockholders.

In addition to the reverse split, Tegal’s stockholders approved all the other proposals placed before the meeting by wide margins. Re-elected to the Company’s Board of Directors were Ed Dohring, Jeff Krauss, Ralph Martin, Brad Mattson and Duane Wadsworth. Other matters approved by the stockholders included the amendment of Tegal’s Equity Participation for employees and consultants and the ratification of the appointment of Moss Adams, LLP as its independent registered public accounting firm for its fiscal year ending March 31, 2007.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (707-763-5600)
or
The Blue Shirt Group
Rakesh Mehta (415-217-7722)
Chris Danne (415-217-7722)